Exhibit 99-1

Press Release

AGL Resources Reports Third Quarter 2011 Earnings

▪	Diluted loss per share of $(0.04) versus diluted earnings per share (EPS) of $0.29 in third quarter 2010; Non-GAAP diluted EPS of $0.02 excludes merger expenses

▪	Third quarter 2011 earnings before interest and taxes (EBIT) of $25 million compared to $61 million in 2010

▪	As previously announced, FY2011 earnings-per-share guidance reduced to $2.90-$3.00 from $3.10-$3.20 due to a degradation of wholesale market fundamentals that accelerated in late third-quarter 2011

▪	Proposed merger with Nicor Inc. remains on track to close in 2011

ATLANTA, November 2, 2011 -- AGL Resources Inc. (NYSE: AGL) today reported a third quarter net loss of $3 million, or $(0.04) per basic and diluted share, compared to net income of $22 million, or $0.29 per basic and diluted share, reported for the same period last year. Excluding the effect of $0.06 per share of costs related to the proposed merger announced in December 2010 with Nicor Inc., the third quarter 2011 non-GAAP EPS was $0.02 per basic and diluted share.

“Our utility businesses have performed well and are exceeding our earnings expectations this year,” said John W. Somerhalder II, AGL Resources Chairman, President and Chief Executive Officer.  “Our retail marketing business continues to maintain its market share and competitive position and is on track to meet our expectations for the year.  Our real challenge this year has been in the wholesale segment, where the effects of persistent low volatility and market constraints related to shale gas supply have pressured our ability to meet our earnings targets in this business. We continue to make good progress toward closing our merger with Nicor and anticipate regulatory approval by year end.”

Said Andrew W. Evans, AGL Resources Executive Vice President and Chief Financial Officer, “While EBIT for the third quarter was down significantly on a year-over-year basis, it includes some items related to our wholesale business that we do not expect to persist materially beyond the fourth quarter, as well as anticipated reductions in the more transitory portion of earnings with lower mark-to-market gains and higher LOCOM (lower-of-cost-or-market) adjustments.  We expect the wholesale market will be characterized by low price and volatility conditions for the foreseeable future and have been working to further adapt our business.” Continued Evans, “We have now completed the debt financing for the Nicor merger and are on track to ensure a smooth closing once we receive regulatory approval.”

BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment contributed EBIT of $70 million for the third quarter of 2011, an increase of 27% compared to $55 million for the same period in 2010. Operating margin increased $10 million, primarily driven by a $9 million increase in operating revenues at Atlanta Gas Light resulting from the rate decision in October 2010 and higher regulatory infrastructure program revenues. Additionally, Elizabethtown Gas’ revenues increased by $1 million as a result of increased customer usage and higher regulatory infrastructure program revenues.

Operating expenses decreased $3 million relative to the prior-year period, driven mainly by lower incentive compensation costs resulting from lower corporate earnings slightly offset by higher depreciation and other expenses.

Year-to-date through September 30, 2011, the distribution operations segment contributed EBIT of $287 million, compared to $260 million in 2010. Operating margin was higher by $31 million in 2011 and expenses were up $5 million. The factors influencing third quarter 2011 performance are largely the same drivers of year-to-date results.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, reported an EBIT loss of $5 million for the third quarter of 2011, compared to an EBIT loss of $9 million for the same period in 2010. Operating margin increased by $1 million due to reduced transportation and gas costs, partially offset by the continued competitive environment in Georgia, including lower retail price spreads. Operating expenses decreased $3 million, mainly due to a prior year legal settlement offset in part by increased marketing expenses.

Year-to-date through September 30, 2011, the retail energy operations segment contributed EBIT of $64 million, compared to $66 million in 2010. Operating margin was lower by $7 million. The factors influencing third quarter 2011 performance are largely the same drivers of year-to-date results, with the addition of lower customer usage in the first quarter of 2011 that resulted from warmer weather on a year-over-year basis. Operating expenses decreased $5 million, mainly due to lower outside services and bad debt expenses, partially offset by increased marketing and other expenses.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, reported an EBIT loss of $37 million in third quarter of 2011, compared to an EBIT contribution of $15 million reported for the third quarter of 2010.

Operating margin decreased $55 million for the third quarter of 2011 as compared to the prior-year period, largely driven by changes in natural gas prices and transportation spreads that resulted in Sequent recording storage and transportation hedge gains totaling $14 million during the third quarter of 2011, as compared to $30 million during the third quarter of 2010. Sequent also recorded increased LOCOM inventory valuation adjustments that resulted in a reduction in EBIT of $4 million in the third quarter of 2011 as compared to 2010. Additionally, Sequent experienced a $35 million decrease in commercial activity compared to 2010. This decline in commercial activity was attributed to approximately $15 million in transportation capacity constraints in the Marcellus shale region, $2 million related to a customer default and the remainder resulted from significantly lower volatility and narrowing transportation and storage spreads. These variances were explained in additional detail in AGL Resources’ press release dated October 17, 2011.

Operating expenses decreased $4 million compared to the prior-year period, mainly due to decreased incentive compensation and other expenses.

Year-to-date through September 30, 2011, the wholesale services segment reported an EBIT loss of $9 million, compared to a contribution of $38 million in 2010. Operating margin was lower by $47 million largely driven by the same factors influencing third quarter 2011 performance. Changes in natural gas prices and transportation spreads caused Sequent to record storage and transportation hedge gains totaling $18 million on a year-to-date basis in 2011 as compared to $44 million for the comparable period in 2010.  Sequent further experienced a $17 million decrease in commercial activity and a $4 million increase in LOCOM adjustments, net of current period recoveries.  The decline in year-over-year commercial activity was largely driven by the pipeline capacity constraints in the Marcellus shale region and credit losses. Operating expenses were lower by $1 million due to decreased incentive compensation and other expenses.

Through the hedging of physical natural gas inventory storage balances, Sequent’s economic value of $6 million is in line with economic value at the same point last year. This economic value is expected to be recognized as operating revenues in 2011 and 2012 when the projected storage withdrawals occur. This withdrawal schedule can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices.

Sequent expects its earnings will continue to be negatively impacted by approximately $4 million to $6 million due to the Marcellus take-away constraints during the fourth quarter of 2011. Beyond the fourth quarter, the issue is largely mitigated as a result of supply contract renegotiations and the acquisition of additional transportation capacity. However, the lower price differentials in the wholesale natural gas market for storage and transportation coupled with lower volatility are expected to continue to impact Sequent’s earnings.

Energy Investments

The energy investments segment, consisting primarily of AGL Resources’ non-utility natural gas storage facilities, contributed EBIT of $2 million for the third quarter of 2011, compared to EBIT of $1 million during the prior-year period. Operating margin increased by $3 million driven by higher revenues at Golden Triangle Storage as a result of the start of commercial services in September 2010. Operating expenses were higher by $2 million primarily due to higher depreciation expenses.

Year-to-date through September 30, 2011, the energy investments segment EBIT of $4 million was flat compared to 2010. Year-to-date 2011 operating margin compared to 2010 was lower by $4 million primarily as a result of decreased operating revenues due to the sale of AGL Networks offset in part by increased revenues due to the start-up of commercial services at Golden Triangle Storage in September 2010. Operating and other expenses were lower by $3 million primarily as a result of a decrease from the sale of AGL Networks offset in part by an increase in operating and depreciation expenses at Golden Triangle Storage.

INTEREST EXPENSE AND INCOME TAXES

Net interest expense for the third quarter of 2011 was $31 million, up $4 million from the third quarter of 2010. The increase in interest expense resulted from higher average debt outstanding, primarily the result of the additional long-term debt issuance in March 2011, a portion of which is anticipated to be used for funding the proposed Nicor merger. Net interest expense year-to-date of $92 million was $11 million higher than the prior year due to the same factors that influenced the third quarter.

We had a benefit for income taxes of $2 million for the third quarter of 2011 compared to income tax expense of $13 million the third quarter of 2010, reflecting lower consolidated earnings for the quarter relative to the prior year. Income taxes through September 30, 2011 were $85 million compared to $103 million for the same period in 2010.

2011 EARNINGS OUTLOOK

AGL Resources expects its 2011 earnings to be in the range of $2.90 to $3.00 per diluted share. This earnings expectation assumes normal winter weather conditions, continued low volatility and constrained pipeline capacity conditions in the fourth quarter, with no material impact to earnings from the effect of forward natural gas price movements on storage and transportation hedges in the Wholesale Services segment.  Further, these earnings expectations exclude all effects from the proposed merger with Nicor. However, unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2011 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its third quarter 2011 results on November 2 at 9 a.m. Eastern Daylight Savings Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com), or by dialing 800-901-5248 if calling from the U.S., or 617-786-4512 if dialing from outside of the U.S. (Passcode: 53903131). A replay of the conference call will be available by dialing 888-286-8010 in the United States or 617-801-6888 outside the United States (Passcode: 27969250). A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana and Golden Triangle Storage in Texas. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quotes from John W. Somerhalder II and Andrew W. Evans, the statement concerning the expected recognition of Sequent’s economic value as of September 30, 2011 as operating revenue in 2011 and 2012 and the statements concerning continued negative impacts on Sequent’s earnings and results of operations under the heading “Business Segment Results – Wholesale Services,” the statement that the Company intends to use the proceeds of long-term debt issuance to fund the proposed Nicor merger under the heading “Interest Expense and Income Taxes,” and the information under the heading "2011 Earnings Outlook." Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; including the proposed Nicor merger, limits on natural gas pipeline capacity, direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

In addition, in this press release AGL Resources has presented its earnings per share excluding expenses incurred with respect to the proposed Nicor merger.  As the company does not routinely engage in transactions of the magnitude of the proposed Nicor merger, and consequently does not regularly incur transaction-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger expenses provides investors with an additional measure of AGL Resources’ core operating performance.

EBIT, operating margin and EPS excluding merger expenses should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and non-GAAP EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc.
Condensed Consolidated Statements of Income
Unaudited

	For the three months ended
In millions, except per share amounts	September 30, 2011	September 30, 2010	Fav / (Unfav)
Operating revenues	$295	$346	$(51)
Operating expenses
Cost of gas	112	120	8
Operation and maintenance expenses	105	114	9
Depreciation and amortization expenses	43	40	(3)
Taxes other than income taxes	11	10	(1)
Total operating expenses	271	284	13
Operating income	24	62	(38)
Other income (expense)	1	(1)	2
Earnings before interest and taxes	25	61	(36)
Interest expenses, net	31	27	(4)
Earnings before income taxes	(6)	34	(40)
Income tax expense (benefit)	(2)	13	15
Net income (loss)	(4)	21	(25)
Less net loss attributable to the noncontrolling interest	(1)	(1)	-
Net income (loss) attributable to AGL Resources Inc.	$(3)	$22	$(25)

Earnings per common share
Basic	$(0.04)	$0.29	$(0.33)
Diluted	$(0.04)	$0.29	$(0.33)

Weighted average shares outstanding
Basic	78.1	77.5	(0.6)
Diluted	78.1	77.9	(0.2)

Earnings before interest and	For the three months ended
taxes by segment (in millions)	September 30, 2011	September 30, 2010	Fav / (Unfav)
Distribution operations	$70	$55	$15
Retail energy operations	(5)	(9)	4
Wholesale services	(37)	15	(52)
Energy investments	2	1	1
Corporate	(5)	(1)	(4)
Consolidated earnings before interest and taxes	$25	$61	$(36)

AGL Resources Inc.
Condensed Consolidated Statements of Income
Unaudited

	For the nine months ended
In millions, except per share amounts	September 30, 2011	September 30, 2010	Fav / (Unfav)
Operating revenues	$1,548	$1,708	$(160)
Operating expenses
Cost of gas	701	832	131
Operation and maintenance expenses	363	358	(5)
Depreciation and amortization expenses	126	119	(7)
Taxes other than income taxes	36	36	-
Total operating expenses	1,226	1,345	119
Operating income	322	363	(41)
Other income	4	1	3
Earnings before interest and taxes	326	364	(38)
Interest expenses, net	92	81	(11)
Earnings before income taxes	234	283	(49)
Income tax expense	85	103	18
Net income	149	180	(31)
Less net income attributable to the noncontrolling interest	10	10	-
Net income attributable to AGL Resources Inc.	$139	$170	$(31)

Earnings per common share
Basic	$1.79	$2.20	$(0.41)
Diluted	$1.78	$2.19	$(0.41)

Weighted average shares outstanding
Basic	77.9	77.3	(0.6)
Diluted	78.4	77.7	(0.7)

Earnings before interest and	For the nine months ended
taxes by segment (in millions)	September 30, 2011	September 30, 2010	Fav / (Unfav)
Distribution operations	$287	$260	$27
Retail energy operations	64	66	(2)
Wholesale services	(9)	38	(47)
Energy investments	4	4	-
Corporate	(20)	(4)	(16)
Consolidated earnings before interest and taxes	$326	$364	$(38)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
Unaudited

	For the three months ended
In millions	September 30, 2011	September 30, 2010	Fav / (Unfav)
Operating revenues	$295	$346	$(51)
Cost of gas	112	120	8
Operating margin	$183	$226	$(43)

	For the nine months ended
In millions	September 30, 2011	September 30, 2010	Fav / (Unfav)
Operating revenues	$1,548	$1,708	$(160)
Cost of gas	701	832	131
Operating margin	$847	$876	$(29)